Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-99947) pertaining to the 2000 Equity Participation Plan of Gen-Probe Incorporated, in the Registration Statement (Form S-8 No. 333-103899) pertaining to the 2002 New-Hire Stock Option Plan of Gen-Probe Incorporated, in the Registration Statement (Form S-8 No. 333-105649) pertaining to the 2003 Incentive Award Plan of Gen-Probe Incorporated and the Gen-Probe Incorporated Employee Stock Purchase Plan, in the Registration Statements (Form S-8 No’s. 333-135493 and 333-160989) pertaining to the 2003 Incentive Award Plan of Gen-Probe Incorporated, in the Registration Statement (Form S-3 No. 333-108410) of Gen-Probe Incorporated for the registration of its common stock, preferred stock, debt securities and warrants of Gen-Probe Incorporated and in the related Prospectus of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of Gen-Probe Incorporated and the effectiveness of internal control over financial reporting of Gen-Probe Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
San Diego, California
February 25, 2010